Exhibit 99.1

May 15, 2026

Greenlane Reports First Quarter 2026 Financial Results

BERA Holdings of 77.7 Million Units at Quarter-End; BERA-per-Share Increased Approximately 44% from Year-End

BOCA RATON, Fla., May 15, 2026 (GLOBE NEWSWIRE) — Greenlane Holdings, Inc. (“Greenlane” or the “Company”) (Nasdaq: GNLN), a publicly traded company with a digital asset treasury strategy focused on the acquisition, management, and strategic deployment of BERA, the native token of the Berachain blockchain network, today reported its financial results for the first quarter ended March 31, 2026 (“first quarter 2026”).

Digital Asset Treasury Strategy

In October 2025, the Company adopted a digital asset treasury strategy (the “BERA Strategy”) focused on the acquisition, management, and strategic deployment of BERA, the native token of the Berachain blockchain network, following the closing of a $110.7 million private placement transaction (the “October 2025 private placement”). The Company’s treasury policy is overseen by the Board’s Digital Asset Committee, and capital deployment under the BERA Strategy is governed by a disciplined approach aimed at increasing long-term BERA-per-share. Additional information regarding the BERA Strategy and its component activities is set forth in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”).

During the first quarter 2026, Greenlane deployed approximately $10.1 million into BERA and BERA-equivalent digital assets and approximately $4.0 million into stablecoin-related protocol instruments. As of March 31, 2026, the Company held approximately 77.7 million units of BERA (inclusive of BERA-equivalent tokens) at a cost basis of approximately $68.7 million and a fair value of approximately $34.2 million, compared to approximately 51.7 million units of BERA at December 31, 2025. BERA-per-share increased to approximately 123 units of BERA per Class A share at March 31, 2026, from approximately 86 units of BERA per Class A share at December 31, 2025, an increase of approximately 44%. The Company also recognized approximately $0.4 million of staking revenue from participation in Berachain’s Proof of Liquidity (“PoL”) consensus mechanism.

During the first quarter 2026, Greenlane Subsidiary Inc., a wholly-owned subsidiary of the Company, entered into a Token Purchase and Sale Agreement and a Token Lending Agreement with Berachain Operations Corporation. Under the Token Lending Agreement, the Company may lend USDC and/or USDT stablecoins to Berachain Operations Corporation to facilitate BERA acquisition activity under the Token Purchase and Sale Agreement, pursuant to which the Company may request to purchase tranches of BERA tokens. Additional information regarding these arrangements is included in the Company’s Quarterly Report on Form 10-Q.

Management Commentary

“During the first quarter of 2026, we advanced execution of our BERA Strategy, growing our holdings to approximately 77.7 million units of BERA at quarter-end and increasing BERA-per-share by approximately 44%. Our results for the quarter also reflect approximately $2.3 million of elevated, non-recurring legal, professional, and advisory costs associated with our recent strategic transition. We remain focused on the disciplined execution of our BERA Strategy and on continued alignment of our cost base with the scale of our remaining operations.”

Jason Hitchcock, Chief Executive Officer

First Quarter 2026 Financial Highlights

Net revenue for the first quarter 2026 was approximately $0.4 million, compared to approximately $1.5 million in the first quarter 2025, which consisted entirely of legacy wholesale and distribution sales. First quarter 2026 net revenue included approximately $27 thousand from the Wholesale and Distribution Segment and approximately $421 thousand of staking revenue from the Digital Asset Segment. The year-over-year decrease was primarily attributable to lower legacy sales volume, partially offset by staking revenue generated from the BERA Strategy.

Loss from operations was $(5.6) million, compared to $(3.5) million in the first quarter 2025. The 2026 period included approximately $2.3 million of elevated legal, professional, and advisory costs related to the Nasdaq Stock Market LLC (“Nasdaq”) compliance and delisting appeal matters, reverse stock split activities, employment and compensation matters, legacy facility exits, and the termination of the new facility lease, which are not expected to recur at the same level in future periods. The Company also recognized a non-cash change in fair value of digital assets of $(12.9) million during the first quarter 2026, primarily driven by market fluctuations in the price of BERA. Net loss attributable to Greenlane Holdings, Inc. was $(18.4) million, or $(4.49) per Class A share, compared to $(3.9) million, or $(2.54) per Class A share, in the prior year period.

(in thousands)	Q1 2026	Change vs. Q1 2025
Revenue	$448	(70)%
Gross profit	$217	(70)%
Operating loss	$(5,572)	60%
Change in fair value of digital assets	$(12,869)	N/A
Net loss attributable to Greenlane Holdings	$(18,360)	375%

The Company’s selected unaudited condensed consolidated financial statements are included as exhibits to this press release and should be read together with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026.

Subsequent Events

Subsequent to March 31, 2026, the Company had the following developments:

Reverse Stock Split

On April 6, 2026, the Company effected a one-for-eight reverse stock split of its issued and outstanding shares of Class A common stock. All share and per share amounts presented herein reflect the impact of this reverse stock split and the Company’s prior one-for-seven-hundred-fifty reverse stock split for all periods presented.

Regained Nasdaq Listing Compliance

On April 21, 2026, the Company received notice from Nasdaq confirming that the Company had regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) and is now in compliance with all applicable continued listing standards. As a result, the Company’s hearing that had been scheduled for May 5, 2026, was cancelled, and this matter is now closed. The Company’s Class A common stock will continue to be listed and traded on the Nasdaq Capital Market under the symbol “GNLN.”

Lock-up Expirations

On April 18, 2026, contractual lock-up agreements covering certain pre-funded warrants issued in connection with the October 2025 private placement expired in accordance with their terms. In addition, on April 23, 2026, the operational lockup mechanism implemented in mid-February 2026 on a portion of the Company’s BERA holdings expired in accordance with its terms, making such BERA available for staking, validator, and other Board-approved treasury activities under the BERA Strategy.

About Greenlane

Founded in 2005, Greenlane Holdings, Inc. (Nasdaq: GNLN) is a publicly traded company with a digital asset treasury strategy focused on the acquisition, management, and strategic deployment of BERA, the native token of the Berachain blockchain network. The Company also operates a reduced-scale wholesale and distribution business through an asset-light, drop-ship model. For more information, visit investor.gnln.com.

About Berachain

Berachain is a decentralized, open-source, EVM-compatible layer-1 blockchain engineered for high throughput, low latency, and full compatibility with Ethereum tooling, smart contracts, and infrastructure. Berachain utilizes a novel Proof of Liquidity consensus mechanism that integrates network security with active liquidity provisioning. For more information, visit berachain.com.

Investor Contact:

greenlane@icrinc.com
Website: www.gnln.com

Media Contact

Kevin McGrath
PCG Advisory
kevin@pcgadvisory.com

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are statements other than historical facts and include, without limitation, statements regarding progress and achievement of the Company’s goals regarding BERA acquisition, staking, and validator participation; the development of the Berachain network ecosystem including business adoption of the network; the long-term value of BERA; the Company’s ability to increase long-term BERA-per-share; continued growth and advancement of the Company’s BERA Strategy and the applicable benefits to the Company; the Company’s ability to streamline and reduce operating costs, including with respect to its legacy lifestyle accessories business; the expected impact and non-recurring nature of certain legal, professional, and advisory costs incurred during the quarter; the Company’s ability to remain in compliance with Nasdaq’s listing requirements; and other projections or statements of plans and objectives.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, the Company’s ability to execute its growth strategy; its ability to raise and deploy capital effectively; developments in technology and the competitive landscape; changes in the regulatory landscape applicable to digital assets, including BERA; the market performance of BERA; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2026, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Cautionary Note Regarding Digital Assets

BERA is a digital asset that is not legal tender, is not backed by any government or central bank, and may be subject to extreme price volatility, regulatory uncertainty and technological risk. Investments in and exposures to digital assets such as BERA are highly speculative and may result in the loss of all or a substantial portion of the invested capital. Statements about the Berachain protocol, its consensus model, ecosystem projects, and fundraising are based on publicly available information and/or information provided by third parties. The Company has not independently verified all such information and makes no representation as to its accuracy or completeness. Protocol parameters and incentive mechanisms may change over time through governance or other processes. The Company’s activities involving BERA and other digital assets may not be suitable for all investors and are subject to the risks described in the “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2026, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, and in other subsequent filings with the SEC. These filings are available at www.sec.gov.

EXHIBIT 1

GREENLANE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,320	$32,513
Accounts receivable, net	883	1,572
Digital asset loan receivable	235	—
Stablecoin-related protocol instruments	3,999	—
Other current assets	1,533	2,001
Total current assets	19,970	36,086
Property and equipment, net	122	253
Operating lease right-of-use assets	—	144
Digital assets — BERA & BERA-equivalents	34,232	36,555
Other assets	1,892	1,893
Total assets	$56,216	$74,931
LIABILITIES
Current liabilities
Accounts payable	$5,347	$5,414
Accrued expenses and other current liabilities	789	1,627
Current portion of operating leases	—	166
Total current liabilities	6,136	7,207
Total liabilities	6,136	7,207
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 authorized; none issued or outstanding	—	—
Class A common stock, $0.01 par value, 1,800,000,000 authorized; 629,946 and 603,696 shares issued and outstanding*	6	6
Class B common stock, $0.0001 par value, 30,000,000 authorized; none issued or outstanding*	—	—
Additional paid-in capital*	428,943	428,111
Accumulated deficit	(378,869)	(360,509)
Accumulated other comprehensive income	—	265
Total stockholders’ equity attributable to Greenlane Holdings, Inc.	50,080	67,873
Non-controlling interest	—	(149)
Total stockholders’ equity	50,080	67,724
Total liabilities and stockholders’ equity	$56,216	$74,931

* After giving effect to the Reverse Stock Splits.

EXHIBIT 2

GREENLANE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share amounts)

Three Months Ended March 31,

	2026	2025
Net revenue	$448	$1,469
Cost of sales	231	748
Gross profit	217	721
Operating expenses:
Salaries, benefits and payroll taxes	1,434	1,267
Stock-based compensation — strategic advisory warrants	240	—
General and administrative	3,989	2,823
Depreciation and amortization	126	106
Total operating expenses	5,789	4,196
Loss from operations	(5,572)	(3,475)
Other income (expense), net:
Interest income (expense), net	34	(391)
Change in fair value of digital assets	(12,869)	—
Other income (expense), net	196	(1)
Total other expense, net	(12,639)	(392)
Loss before income taxes	(18,211)	(3,867)
Provision for income taxes	—	—
Net loss	(18,211)	(3,867)
Less: Net income attributable to non-controlling interest	149	—
Net loss attributable to Greenlane Holdings, Inc.	$(18,360)	$(3,867)
Net loss attributable to Class A common stock per share — basic and diluted*	$(4.49)	$(2.54)
Weighted-average shares of Class A common stock outstanding — basic and diluted*	4,086,882	1,522,272
Other comprehensive income (loss):
Reclassification adjustment for foreign currency translation gain included in net loss	(265)	—
Comprehensive loss attributable to Greenlane Holdings, Inc.	$(18,625)	$(3,867)

* After giving effect to the Reverse Stock Splits.

EXHIBIT 3

GREENLANE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

Three Months Ended March 31,

	2026	2025
Cash Flows from Operating Activities:
Net loss	$(18,211)	$(3,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	105	106
Strategic advisory warrants	240	—
Stock-based compensation	592	—
Realized foreign currency gain	(265)	—
Non-cash staking revenue	(417)	—
Write-off of vendor deposits and accrued liabilities	267	—
Change in fair value of digital assets	12,869	—
Accretion of debt discount	—	284
Provision for doubtful accounts	381	(12)
Changes in operating assets and liabilities:
Accounts receivable	308	(625)
Inventories	—	(99)
Vendor deposits	—	374
Other current assets	468	(107)
Accounts payable	(331)	117
Accrued expenses and other liabilities	(836)	516
Customer deposits	—	(132)
Net cash used in operating activities	(4,830)	(3,445)
Cash Flows from Investing Activities:
Purchases of property and equipment, net	—	(16)
Loan receivable (digital assets)	(235)	—
Purchases of digital assets	(10,129)	—
Purchases of stablecoin-related protocol instruments	(3,999)	—
Net cash used in investing activities	(14,363)	(16)
Cash Flows from Financing Activities:
Proceeds from issuance of Class A common stock and warrants	—	19,036
Repayments of notes payable	—	(7,958)
Net cash provided by financing activities	—	11,078
Net (decrease) increase in cash and cash equivalents	(19,193)	7,617
Cash and cash equivalents, beginning of period	32,513	899
Cash and cash equivalents, end of period	$13,320	$8,516

Source: Greenlane Holdings, Inc.